Farm Credit Services of America

CREDIT AGREEMENT

This Credit Agreement ("Agreement") dated as of 15th day of May, 2013 by and between Farm Credit Services of America, PCA and Farm Credit Services of America, FLCA (collectively "Lender") and Dakota Ethanol, L.L.C., a South Dakota limited liability company ("Borrower"), in consideration of credit extended by Lender under the terms and conditions set forth below, the parties hereto agree as follows:

ARTICLE 1 - DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

'Advance' shall mean funds advanced to Borrower under the Loan(s) described in Article 2 herein.

'Affiliate' shall mean any Person, (other than a Subsidiary) which directly or indirectly, is in Control of, is Controlled by, or is under common Control with, any other Person.

'Business Day' shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in Omaha, Nebraska.

'Code' means the Internal Revenue Code of 1986, as amended, and in effect from time to time.

'Closing Date' shall mean that date on which Lender and Borrower have executed all Loan Documents to which they are parties and on which all conditions in Article 3 have been met.

'Collateral' shall mean the property described in Article 4, together with any other personal or real property in which Lender may be granted a lien or security interest to secure payment of the Loan and together with the assignment of all contracts or agreements required herein.

'Collateral Agreements' shall mean any security agreements, UCC financing statements, lease assignments, mortgages, deeds of trust or any other document granting a security interest or lien to Lender.

'Control' shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities, by contract or otherwise.

'Debt' or 'Indebtedness' shall mean (i) indebtedness of such Borrower for borrowed money, (ii) indebtedness of such Borrower for the deferred purchase price of property or services (except trade payables arising in the ordinary course of business), (ii:) guarantees, endorsements (other than for collection in the ordinary course of business) and other contingent obligations of such Borrower to purchase, to provide funds for payment, to supply funds to invest in any person, corporation or other entity or otherwise to assure a creditor against loss, including contingent obligations under any interest rate swaps agreement or any agreement related to a commodity hedging transaction or foreign currency exchanged, (iv) obligations of such Borrower under leases which shall have been or should be in accordance with GAAP, recorded as capital leases, (v) unfunded benefit liabilities of such Borrower and (vi) any liability that would be classified as indebtedness in accordance with GAAP.

'Default Rate' shall mean a rate which is 4 percent per annum higher than the highest rate of interest otherwise then accruing on all or any portion of the Loan, the Obligations or any other Indebtedness owing to Lender.

'Dollar' and '$' shall mean dollars in lawful currency of the United States of America.

'Environmental Laws' shall mean any and, all federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

'ERISA' shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

'ERISA Affiliate' means any trade or business which, together with Borrower, is treated as a single employer under Section 414 of the Code.

'ERISA Event' means (a) any reportable event, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a plan; (b) the existence of an "accumulated funding deficiency"; (c) the filing of an application for a waiver of the minimum funding standard with respect to any plan; (d) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the termination of any plan; (e) the receipt by Borrower or the ERISA Affiliate of any notice relating to an intention to terminate any plan or to appoint a trustee to administer any plan; (f) the incurrence by Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any plan; or (g) the receipt by Borrower or any ERISA Affiliate of any notice concerning the imposition of withdrawal liability.

'Event of Default' shall have the meaning set forth in Article 8 and the term "Potential Default" shall mean any event or condition, which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.

'GAAP' shall mean those generally accepted accounting principles set forth in Statements of the Financial Accounting Standards Board and in Opinions of the Accounting Principles Board of the American Institute of Certified Public accountants or which have other substantial authoritative support in the United States of America and are applicable in the circumstances, as applied on a consistent basis.

'Lien' shall mean any mortgage, deed of trust, pledge, charge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law or any jurisdiction to evidence any of the foregoing.

'Loan' or 'Loans' shall mean the Loan Facility(ies) identified in Article 2 herein.

'Loan Documents' shall mean this Agreement, the Collateral Agreements, and any other document or instrument executed in connection with or evidencing the Loan (including any amendment, restatement or modification thereto).

'Material Adverse Effect' shall mean any event, occurrence or circumstance that has a material negative effect on (i) the business, operations, property, financial condition of Borrower or Borrowers, taken as a whole, or (ii) the validity or enforcement of any of the Loan Documents or the rights or remedies of Lender hereunder, or (iii) the ability of Borrower or Borrowers, taken as a whole, to perform their obligations under any of the Loan Documents.

'Material Contracts' means all agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower, as such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time.

'Obligations' shall mean any Advances and other amounts due to Lender under the Loan Documents, including without limitation, principal, interest, fees, costs, and expenses, together with all renewals, extensions, or refinancing of same.

'Permitted Indebtedness' shall mean (i) Indebtedness of Borrower arising under this Agreement; (ii) Indebtedness existing prior to the date of this Agreement that has been disclosed in writing to Lender; (iii) Subordinated Debt; (iv) trade payables of Borrower incurred in the ordinary course of business; and (v) as listed in Schedule 7.8, Permitted Indebtedness, attached hereto.

'Permitted Liens' shall mean: (i) liens and security interests securing the Obligations; (ii) liens for taxes, assessments or similar charges not yet due; (iii) liens of material men, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by Lender in writing; and (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets.

'Person' shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government.

'Request' shall mean a communication (by telephone, letter, fax or otherwise) from a person reasonably believed by Lender to be Borrower or an authorized officer or manager of Borrower making the Request upon which Lender shall be entitled to rely.

'Subordinated Debt' shall mean such liabilities of Borrower which have been subordinated to those owed to Lender in a manner acceptable to Lender.

'Subsidiary' shall mean any Person with respect to which Borrower has voting power to elect a board of directors (or other similar governing body), or has the power under ordinary circumstances to directly or indirectly control the management thereof.

ARTICLE 2 - LOAN FACILITIES

Subject to the terms and conditions set forth in this Agreement, Lender agrees to make Advances to Borrower on any Business Day from the date hereof to, but excluding the Final Advancement Date identified for said Advances, so long as no Event of Default or Potential Default has occurred.

Section 2.1.1 Loan Facility A (304761-69993). Lender agrees to advance sums to Borrower up to the aggregate amount of $10,000,000.00 (Maximum Principal Balance) until May 31, 2015 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower to finance its inventory, operating expenses, and receivables. Borrower agrees not to request or use such proceeds for any other purpose.

(a)Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

Said interest shall be payable on the 1st day of each month commencing on July 1, 2013, at the following rate.

Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the one-month Libor Rate, plus 3.10%. The interest rate shall be adjusted higher or lower on June 15, 2013, and on the 15th of every month thereafter to reflect any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

The Libor Rate is the London InterBank Offered Rate for deposits in U.S. Dollars in the London market based on the Libor rate published on the last Business Day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.

(b)Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on May 31, 2015 ("Maturity Date").

Section 2.1.2 Loan Facility B (304761-70001). Lender agrees to advance sums to Borrower up to the aggregate amount of $5,000,000.00 (Maximum Principal Balance) until May 31, 2018 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The commitment under said Loan will be used by Borrower for (1) draws for Working Capital compliance; (2) funding of approved capital expenditures; and (3) funding of approved investments in other ethanol production facilities. Borrower agrees not to request or use such proceeds for any other purpose.

Notwithstanding Section 3.3.7 herein, each Advance under this Loan Facility B will be subject to a Request made by Borrower to Lender in a form provided under Exhibit 'A' attached hereto, and said Request being delivered to Lender at least two (2) business days prior to the Advance date.

(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.

Said interest shall be payable on the 1st day of each month commencing on July 1, 2013, at the following rate.

Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the one-month Libor Rate, plus 3.35%. The interest rate shall be adjusted higher or lower on June 15, 2013, and on the 15th of every month thereafter to reflect any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.

The Libor Rate is the London InterBank Offered Rate for deposits in U.S. Dollars in the London market based on the Libor rate published on the last Business Day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.

(b) Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on May 31, 2018 ("Maturity Date").

Section 2.2 Computation. Interest shall be computed on the basis of a 360-day year, but charged on the actual number of days elapsed. if interest is not paid as and when it is due, it may be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

Section 2.3 Fees and Late Charges. Borrower agrees to pay the following fees and late charges, in addition to those costs and expenses referenced in Section 9.5 of this Agreement.

Section 2.3.1 Late Charges. Borrower agrees to pay late charges when any amount of a scheduled payment is past due. Late charges are 0.50 percent of the amount past due and may be assessed by Lender after the payment due date and every 15 days thereafter up to 60 days past the due date. Late charges may be added to unpaid principal and interest may be charged thereon.

Section 2.3.2 Overdraft Fees. Borrower agrees to pay a fee for any Advance made by draft to Borrower's Loan, which would cause the outstanding principal balance on said Loan to exceed the Maximum Principal Balance, whether or not Lender honors the draft. The amount of said fee shall be determined by Lender, from time to time, as the fee it will charge its borrowers for overdrafting a line of credit.

Section 2.3.3 Wire Fee. Borrower agrees to pay Lender a fee for each outgoing wire transaction. The amount of said fee shall be determined by Lender, from time to time, as the fee it will charge its borrowers for wire transactions. The cut off time is 1:30 CST for non-recurring wires and 2:00 CST for recurring wires.

Section 2.3.4 Origination Fee. Borrower agrees to pay Lender for structuring the loan in the amount of $15,000.00 in connection with Loan Facility A, and $7,500.00 in connection with Loan Facility B; with said fees being due and payable at Closing.

Section 2.3.5 Non-Use Fee. Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance on Loan Facility A is less than 100% of the Maximum Principal Balance. This fee will be equal to 0.25% of the difference between 100% of the Maximum Principal Balance and the actual usage. The actual usage will be calculated as the average outstanding principal balance for each calendar quarter from Closing Date. The fee shall be due and payable September 1, 2013 and quarterly thereafter.

Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance on Loan Facility B is less than 100% of the Maximum Principal Balance. This fee will be equal to 0.35% of the difference between 100% of the Maximum Principal Balance and the actual usage. The actual usage will be calculated as the average outstanding principal balance for each calendar quarter from Closing Date. The fee shall be due and payable September 1, 2013 and quarterly thereafter.

Section 2.3.6 Appraisal Fee. Borrower agrees to pay Lender the Appraisal fee balance of $7,500.00 ($15,000.00 Appraisal fee, less $7,500.00 deposit), due and payable at Closing.

Section 2.4 Repayment. Borrower agrees to pay Lender, at the location identified by Lender, the entire unpaid principal balance, plus interest, fees and other Lender's costs and reasonable expenses in U.S. dollars in accordance with this Agreement and the following provisions. If any payment of principal or interest falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day. On loans not in default, other than loans with revolving credit, all payments received will first be applied to protective advances and fees, then to accrued interest, and finally to principal. On Loans with revolving credit, unless the payment is designated by Borrower as an interest payment, payments shall first be applied to protective advances and fees, then to reduce principal and finally to accrued interest. Upon the occurrence and continuance of an Event of Default, payments shall first be applied to default interest, then to protective advances and fees, then to accrued interest, and finally to principal.

Funds received by Lender will be applied to reduce principal the day received, if before 5:00 p.m., Central Standard Time, unless received on a day that is not a Business Day, in which case said funds will be credited the next Business Day. Wire transfers will be given credit the day received only if received before 3:00 p.m., Central Standard Time.

Funds received by Lender on a revolving Loan Facility shall be immediately available for re-advance under the provisions of this Agreement if made by wire transfer, cash or other method of ensuring funds immediately available to Lender. Payment made in funds not immediately available to Lender, shall not be available to Borrower for re-advance for two Business Days thereafter or until Lender has confirmed the availability of funds.

In the event that Lender shall, for any reason, require a promissory note to evidence Borrower's repayment obligation, upon receipt of notice from Lender, Borrower agrees to execute and deliver to Lender a promissory note or notes in form prescribed by Lender consistent with the terms of this Agreement.

Section 2.5 Prepayment. This provision applies to all prepayments of principal, whether mandatory or voluntary, which prepay the Loan in full or which exceed any scheduled principal payments.

Section 2.5.1 Voluntary Prepayments. Subject to the payment of any applicable prepayment fees or funding losses as provided herein, Borrower may prepay the Loan in full before its maturity or make additional principal payments on a term Loan in any amount on any Business Day, specifying the Loan upon which any prepayment is made. Such additional principal payment shall not, however, defer, postpone or alter the amount or due date of any scheduled payments required under this Agreement.

Section 2.5.2 Mandatory Prepayments. If, at any time, the outstanding unpaid principal amount on any Loan shall exceed the Maximum Principal Balance on said Loan, Borrower shall immediately repay Advances in an amount sufficient to reduce the outstanding unpaid principal to the Maximum Principal Balance.

Section 2.6 Minimum Balance. If, at any time, the outstanding balance on Loan Facility B is less than $1,000.00 all commitments by Lender to make any additional Advances under all loan facilities in this Agreement shall be terminated without further notice and any Advances thereafter shall only be made at Lender's sole discretion and subject to such conditions as Lender may require.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1 Lender Stock. Borrower agrees to own or purchase if necessary, such stock in Farm Credit Services of America, ACA, as is from time to time required by Lender's policies and bylaws. Capitalization requirements are met by stock owned by Dakota Ethanol, L.L.C. Scott Mundt is the authorized voter on behalf of the owner(s) of voting stock.

Section 3.2 Conditions Precedent to Initial Advance. The obligations of Lender to make its initial Advance shall be subject to the conditions precedent that Lender shall have received on or before this initial Advance all of the following in form and substance satisfactory to Lender:

Section 3.2.1 Organizational Documents. Copies of the organizational documents of Borrower and any

Subsidiary, including certificates of good standing in their State of organization, and copies of all resolutions, incumbency certificates or other authorizations of Borrower and any Subsidiary, certified by the appropriate officers of such entity as being in full force and effect authorizing, as applicable, the Loans as herein provided, and for the execution, delivery and performance of this Agreement and the other Loan Documents or any instruments or agreements required hereunder to which such entity is a party.

Section 3.2.2 Evidence of Insurance. Insurance certificates and such other evidence, in form or substance satisfactory to Lender, of all insurance required to be maintained under this Agreement and the Loan Documents.

Section 3.2.3 Loan Documents. All duly executed originals of the Loan Documents.

Section 3.2.4 Payment of Fees and Expenses. Evidence that Borrower has paid all fees and expenses then due and payable under this Agreement.

Section 3.2.5 Consents, Licenses and Approvals. Evidence satisfactory to Lender that all consents, licenses and approvals of governmental authorities and third parties have been obtained which are necessary for, or required as a condition of the validity and enforceability of the Loan Documents.

Section 3.2.6 Title and Lien Verification. In connection with all real property included in the Collateral, Lender shall have received either a preliminary title opinion from an attorney acceptable to Lender or a title insurance commitment in an amount and from a title insurance company in form, scope and substance satisfactory to Lender to assure Lender of its lien priority as required by this Agreement and with no exceptions contained therein except as are approved in writing by attorneys for Lender. Further, that evidence satisfactory to Lender and the title company be obtained by Borrower establishing that all labor and material bills have been paid and that there is no possibility of a Lien for such items which might be prior to Lender's lien on the Collateral. In connection with all personal property included in the Collateral, Lender shall have received searches of appropriate filing offices showing no Liens filed against the Collateral, except those to be released prior to disbursement or otherwise acceptable to Lender to assure Lender of its lien priority as required by this Agreement.

Section 3.2.7 No Material Change. No change shall have occurred in the condition, financial or otherwise, or operation of Borrower since the Loan was approved based on information known to Lender at time of Loan approval, which could reasonably be expected to result in a Material Adverse Effect.

Section 3.2.8 Further Assurances. Borrower shall have provided and/or executed and delivered to Lender such further assignments, documents or financing statements, in form and substance satisfactory to Lender, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents, this Agreement, or as Lender may otherwise reasonably require.

Section 3.2.9 Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to Lender covering such matters as Lender may reasonably require, including, without limitation, due incorporation, authorization and execution of all of the Loan Documents; enforceability, usury, creation and perfection of real and personal property liens on the Collateral in the relevant jurisdiction.

Section 3.2.10 Appraisal. Lender shall have received appraisals satisfactory to Lender in both form and substance for any portion of the Collateral constituting real property and such appraisals shall be prepared in conformance with prevailing standards of appraisal practice, and signed by an appraiser acceptable to Lender.

Section 3.3 Conditions Precedent to All Advances. The obligations of Lender to fund Advances is subject to Lender's satisfaction of each of the following as well as those in Section 3.2 and each request by Borrower for an Advance shall constitute a representation by Borrower that all conditions precedent in this Article have been satisfied and the amount of the Advance does not exceed the limits set forth in Article 2 hereof, violate or exceed any other provision of this Agreement.

Section 3.3.1 No Default. As of the Advance date, no Event of Default or Potential Default shall have occurred and be continuing and disbursing the amount of the Advance requested shall not result in an Event of Default or Potential Default.

Section 3.3.2 Representations and Warranties. The following statements shall be true and the giving of a Request for an Advance by any Borrower shall be deemed to be a representation and warranty by Borrower that the following statements are true both on the date of such Request and on the date of such Advance: (i) the representations and warranties contained in Article 5 hereof and in the other documents to be delivered hereunder are true and complete on and as of the date of such Advance as though made on and as of such date; (ii) no event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or Potential Default; (iii) no Material Adverse Effect has occurred and is continuing; (iv) the total Advances do not exceed the Maximum Principal Balance; and (v) no order, judgment or decree of any court, arbitrator or governmental authority that does, or seeks to, enjoin or restrain any Lender from making any Advance is pending or threatened.

Section 3.3.3 No Intervening Liens. There are no intervening or conflicting liens (including lis pendens) on or claims to Collateral, except for Permitted Liens.

Section 3.3.4 No Notice. No notice has been received from Borrower or any Guarantor requesting Advances under the Loan be restricted.

Section 3.3.5 All Other Requirements Met. All other requirements precedent to disbursal of loan funds as required by this Agreement have been met.

Section 3.3.6 Further Assurances. Lender shall have received such other approvals, opinions, financial statements, documents or information as Lender may reasonably request from any Borrower or Guarantor.

Section 3.3.7 Notice of Borrowing. Unless Borrower has been permitted draft usage, each Advance on a Loan shall be made only upon Borrower's written or telephonic notice to Lender not later than 1:00 P.M. (Omaha time) on any Business Day from disbursal of immediately available funds that same day. Any request for Advances received after 1:00 P.M. may be made on the next Business Day.

ARTICLE 4 - SECURITY

Section 4.1 Collateral. As security for the payment and performance of all Obligations of Borrower to Lender, including all obligations of Borrower under Article 2 hereof; any future and additional Loans or Advances made to or on behalf of Borrower by Lender for any purpose, including Advances for the protection of Collateral, all attorney fees, costs, and expenses incurred by Lender in the collection of the Loan or in the enforcement or preservation of the rights of Lender in and to the Collateral, Borrower hereby grants to Lender a security interest in certain personal property and a lien on certain real estate, including the following described property wherever located in which Borrower has or claims an interest, and in all increases, additions, accessions and substitutions ("Collateral"):

Section 4.1.1 Accounts, General Intangibles, and Other Rights to Payment. All accounts, deposit accounts, contract rights, general intangibles, chattel paper, investment property, documents, instruments, money and other rights to payment now existing and hereafter acquired, from any and all sources.

Section 4.1.2 Material Contracts. All agreements and contracts in effect presently and entered into from time to time hereafter which are material to the sale or disposal of products and by-products produced by Borrower, as such agreements and contracts are amended, restated, supplemented or otherwise modified from time to time including but not limited to: (1) Collateral Assignment of Ethanol Marketing Agreement, (2) Collateral Assignment of Corn Oil Marketing Agreement, and (3) Collateral Assignment of Distillers Grains Marketing Agreement.

Section 4.1.3 Crops. All crops now growing or hereafter planted or grown, whether harvested, unharvested or stored; all products of crops and all seed, fertilizer, chemicals and supplies used or produced in connection with any crop.

Section 4.1.4 Feed and Grain. All feed and grain from whatever source, stored, used or to be used, whether grown, purchased, or otherwise acquired.

Section 4.1.5 Inventory. All inventory owned by or consigned to Borrower of whatever nature.

Section 4.1.6 Machinery and Equipment. All equipment, machinery, nontitled motor vehicles, tools, tanks, and removable structures, all fuel, parts, accessories, and improvements thereto.

Section 4.1.7 Fixtures/Construction Materials. All construction materials, fixtures and irrigation equipment located on the real estate upon which the facilities are located.

Section 4.1.8 Real Estate. That real estate described in the Real Estate Mortgage dated May 15, 2013 ("Mortgage") pledged by the Mortgagors, as defined in the Mortgage.

Collateral for the Loan includes any security interest or other lien on personal property granted to Lender under the terms of any Collateral Agreements executed by Borrower. Said security interest or other lien is continuing and shall include the proceeds and products of the Collateral, including, but not limited to, the proceeds of any insurance thereon.

Section 4.2 Collateral Matters. Until all Obligations have been fully satisfied, Lender's security interest in the Collateral, and all proceeds and products thereof, shall continue in full force and effect. During the term of this Agreement, Borrower shall not permit any Lien, (other than Permitted Liens) to remain against any of the Collateral and Borrower shall perform any and all steps requested by Lender to perfect, maintain and protect Lender's security interest in the Collateral in which a security interest is granted to Lender under this Agreement or any other agreement, including, without limitation, executing and filing financing and continuation statements in form and substance satisfactory to Lender, or those that are Permitted Liens. Lender may file one or more financing statements disclosing Lender's security under this Agreement and Borrower shall pay any costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral. And further that wherever and whenever available and allowed by law Lender is authorized to file electronically all documents allowed or required by the Uniform Commercial Code, the Federal Food Security Act, or other applicable law, including but not limited to financing statements, effective financing statements, and continuations, amendments, assignments, or terminations thereof, WITHOUT the physical signature of Borrower and/or this authorization shall be deemed a digital signature, and/or this authorization shall be deemed a limited power of attorney, coupled with an interest, appointing Lender as Borrower's agent and attorney-in-fact for the express purpose of signing and executing the aforesaid documents on Borrower's behalf. Borrower shall pay or cause to be paid, unless contested in good faith, all taxes, assessments and governmental charges levied, assessed or imposed upon or with respect to the Loan, the Collateral, any part thereof, or Lender by virtue of the Loan transaction. Unless contested in good faith, if Borrower fails to pay such taxes, assessments and governmental charges, Lender may (but shall not be required to) pay the same and charge the cost to Borrower payable on demand and secured by the Collateral.

Section 4.3 Sale of Collateral. Without Lender's prior written consent, or except as otherwise provided in this Agreement, Borrower will not sell, transfer, or dispose of the Collateral without applying all proceeds of such transaction to payment of the Loan secured hereby within 10 days after the transaction. Borrower will not take or attempt to take the Collateral from the state where kept without the prior written consent of Lender, except in the normal course of its business. Upon request, Borrower will provide Lender with a current list of all Collateral and its location.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

Borrower warrants and represents that on the Closing Date and on and after each Advance occurring hereunder:

Section 5.1 Organization and Qualification. Borrower is duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing in the jurisdiction of its incorporation or organization; has the power and authority to own or lease its properties and to conduct the business in which it is now engaged or proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary.

Section 5.2 Authorization and Consent. The execution, delivery and performance by Borrower of the Loan Documents to which it is or is to be a party have been duly authorized by all required actions of Borrower and do not and will not (i) require any consent or approval of the stockholders, partners or members of Borrower, (ii) violate any provisions of any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or of the charter, articles of incorporation or organization, operating agreement, partnership agreement or bylaws of Borrower, (ii,) result in a breach of or constitute a default under any indenture or loan or credit agreement, or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected or (iv) result in, or require, the creation or imposition of any Lien (other than Permitted Liens), upon or with respect to any of the properties now owned or hereafter acquired by Borrower, and Borrower is not in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

Section 5.3 Binding Agreement. Each of the Loan Documents to which Borrower is a party is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

Section 5.4 Compliance with Laws. Borrower is in compliance with all federal, state and local laws, rules, regulations, ordinances, codes and orders, including, without limitation, ERISA, all Environmental Laws, all licensing laws and has filed all federal, state and local tax returns and has paid all federal, state and local taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent the same are contested in good faith and by appropriate proceedings and for which adequate reserves have been established, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith.

Section 5.5 Litigation. There is no pending or threatened legal or governmental actions, proceedings or investigations to which Borrower is a party or to which any property of Borrower is subject, which may result in a Material Adverse Effect, except as previously disclosed to Lender in writing.

Section 5.6 Financial Statements. All financial statements, information and other data which may have been or which may hereafter be submitted by Borrower to Lender are true, accurate and correct and have been or will be prepared in accordance with GAAP consistently applied or by other method acceptable to Lender and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to Lender, Borrower represents and warrants that no Material Adverse Effect has occurred.

Section 5.7 Assets. Borrower has good and marketable title to and is the record and beneficial owner of all the Collateral covered by the Collateral Agreements to which Borrower is or is to be a party, free and clear of all Liens, except Permitted Liens, and all such Collateral is in all material respects in good order and repair (ordinary wear and tear excepted) and covered by the insurance required under Section 6.5.

Section 5.8 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate (as defined in the Code) has made all required contributions to any plan subject to the Code, and no application for a funding waiver or an extension of any amortization period pursuant to the Code has been made with respect to any plan.

There are no pending or threatened claims, actions or lawsuits, or action by any governmental authority with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

In addition, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no .pension plan has any material unfunded pension liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any pension plan (other than premiums due and not delinquent under Section 4007 of ERISA) and (iv) neither Borrower nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.9 Environmental Compliance. All known sources of existing or potential environmental contamination on or near any property owned or operated by Borrower has been fully disclosed to Lender; the operations of Borrower comply, and during the term of this Agreement will at all times comply in all respects, with all Environmental Laws; Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for its ordinary course operations, all such environmental permits are in good standing, and Borrower is in compliance with all material terms and conditions of such environmental permits; neither Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority or subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, environmental claim or hazardous material; there are no hazardous materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of Borrower that would reasonably be expected to give rise to material environmental claims. In addition, Borrower shall hold Lender harmless from any liability for environmental waste or contamination on any property owned or operated by Borrower or liability imposed as a consequence by reason of Borrower's activities and will indemnify Lender against all claims, losses, liabilities, and expenses incurred by Lender as a result thereof. This covenant will survive cancellation or termination of this Agreement.

Section 5.10 No Default. Borrower is not in default in the payment of any indebtedness representing any borrowing or financing or is in default, or aware of any third party default, in respect to the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which Borrower is a party.

Section 5.11 Receipt and Verification. Borrower has received a copy of the "Customer Information and Disclosure Handbook" and that all the information provided by Borrower to Lender is true and correct.

Section 5.12 Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.13 Security Interest. The security interest created herein constitutes a valid and perfected first priority security interest and lien, in and to the Collateral purported to be covered by each thereof, except as otherwise provided therein, enforceable against all third parties in all jurisdictions securing the payment of all obligations purported to be secured thereby (except for Permitted Liens), and all action required to perfect fully such security interests and liens so constituted have been taken and completed.

Section 5.14 Contractual Restrictions. Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction, which would result in a Material Adverse Effect.

Section 5.15 Approvals and Licenses. Borrower possesses all the franchises, permits and licenses necessary or required in the conduct of its business, and the same are valid, binding and enforceable and all authorizations, consents, approvals or licenses of, or filings or registrations with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any specifically granted exemptions from any of the foregoing, necessary to the valid execution, delivery or performance by Borrower of this Agreement and the Loan Documents to which it is or is to be a party have been obtained and are in full force and effect.

Section 5.16 No Untrue Statements. No information, exhibit, schedule or report furnished by Borrower to Lender contained or contains any untrue statement of material fact or omitted or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, misleading.

Section 5.17 Solvency. Borrower is and, after consummation of the transactions contemplated by this Agreement and the other Loan Documents, shall be, solvent. For the purposes of this paragraph, "solvent" means (i) the fair value of the property of Borrower is greater than the total amount of liabilities, including contingent liabilities of Borrower, (ir) the amount that will be required to pay the probable liabilities of Borrower on its debts as they become absolute and matured shall not be greater than the fair value of the assets of Borrower at such time, (iii) Borrower is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) Borrower does not intend to, and does not believe it shall, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (v) Borrower is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which Borrower's property would constitute unreasonably small capital after giving due consideration to prevailing practices in the industry in which Borrower is engaged. In computing the amount of any contingent liability at any time, it is intended that such liability shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that might reasonably be expected to become an actual or matured liability.

Section 5.18 Taxes. Borrower and each other Person for whose taxes Borrower could become liable have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by any of them, and have paid all taxes shown to be due and payable (or with respect to real estate taxes, have paid all taxes prior to the time the same become delinquent) on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority, except (a) to the extent the failure to do so would not have a Material Adverse Effect or (b) where the same are currently being contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books. The charges, accruals and reserves on the books of Borrower in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 5.19 Projections. As of the Closing Date, the projections fairly present Borrower's reasonable forecast of the results of operations and changes in cash flows for the periods covered thereby, based on the assumptions set forth therein, which assumptions are reasonable based on historical experience and presently known facts. Since the date of such projections, there have been no changes with respect to Borrower or its Subsidiaries which could reasonably be expected to result in, singly or in the aggregate, a material discrepancy between such projections and Borrower's actual results for the periods stated.

Section 5.20 Material Contracts. As of the Closing Date, there are no Material Contracts other than those which have been disclosed to Lender and subject to assignment to Lender.

ARTICLE 6 - AFFIRMATIVE COVENANTS

Borrower covenants and agrees that during the term of this Agreement and so long as any Indebtedness remains unpaid or any amounts drawn hereunder remain unreimbursed, each such Borrower shall comply with the following requirements:

Section 6.1 Preservation of Existence. Borrower shall maintain and preserve its existence and good standing in the jurisdiction in which such qualification and good standing are necessary in order for Borrower to lawfully conduct its business and own its property in said jurisdiction.

Section 6.2 Compliance with Laws. Borrower shall comply with all laws, rules, regulations and orders of any Government Authority applicable to it or its property, such compliance to include, without limitation, ERISA and Environmental Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, unless contested in good faith.

Section 6.3 Books and Records. Borrower shall at all times keep proper books of record and account in which correct and complete entries shall be made of all its dealings, in accordance with generally accepted accounting principles or other method acceptable to Lender.

Section 6.4 Inspection of Properties and Books. Borrower shall, upon reasonable notice and at any reasonable time and from time to time, permit Lender, upon request, to visit and inspect any of the Collateral or properties of Borrower and to examine the books, accounts and other records of Borrower and to copy or take abstracts therefrom and to discuss the affairs, finances, loans and accounts of Borrower with Borrower's representatives. If Borrower shall maintain any records in the possession of a third party, Borrower authorizes such third party to provide Lender with copies of any records which it may request.

Section 6.5 Maintenance of Property; Insurance. Borrower shall maintain all of its properties necessary or useful in its business in good condition, repair and working order, normal wear and tear excepted, and shall maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated. Borrower shall maintain casualty insurance on the Collateral in an amount at least equal to the lesser of the loan balance(s), the actual cash value of the Collateral, or the replacement cost of the Collateral and shall name Lender as mortgagee on all casualty insurance and shall provide Lender with evidence of such insurance upon request. All proceeds of any insurance will be held by Lender as additional collateral and at the option of Lender may be used to pay for reconstruction, repair, or replacement of the Collateral, or applied to payment of the Loan. In addition, to the extent that any real property interests which constitute a part of the Collateral lie within a designated flood plain, Borrower must maintain flood insurance with respect to such real property interest. In addition, Borrower shall maintain commercial general liability insurance, business automobile liability insurance, workers' compensation insurance, business interruption insurance of 3 months of projected expenses for the Facility, directors and officers liability insurance, and such other insurance coverage as shall be required by Lender, all with terms and conditions satisfactory to Lender. If additional insurance is required as provided herein, insurance will be obtained from companies reasonably satisfactory to Lender and said policies shall name Lender as an additional insured. The policies shall provide that there be no cancellation or modification without 30 days advance notification to Lender.

Section 6.6 Notice of Material Events. Borrower agrees to give Lender prompt written notice of any and all (i) Events of Default or Potential Default; (ii) litigation, arbitration or administrative proceedings to which Borrower is a party and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; (fir) default under any note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which Borrower is a party or by which Borrower is bound, which relates to borrowed money, or of any other default under any other note, indenture, loan agreement, mortgage, lease, contract, deed or other similar agreement to which any Borrower is a party or by which Borrower is bound if such other default may result in a Material Adverse Effect; and (iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect. Any violation of Environmental Laws or permits shall be reported to Lender within 10 days of Borrower's knowledge of such occurrence.

Each notice delivered under this Section shall be accompanied by a statement of an officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.7 Reports. Borrower shall provide to Lender the following financial reports and such other reports with respect to the financial condition and operations of Borrower as Lender may from time to time reasonably request:

Section 6.7.1 Annual Consolidated Financial Statements and Projections. As soon as available, but in no event later than 120 days after the end of the fiscal year of Borrower, an audit report in accordance with GAAP and prepared by an accountant acceptable to Lender for such year and accompanying financial statements (including all footnotes thereto) including a balance sheet and a statement of income and retained earnings for such fiscal year in form and content acceptable to Lender, which shall be an Event of Default if not provided within 30 days after said report is due.

As soon as available, but in no later than 30 days prior to Borrower's fiscal year end, a projected financial statement including proposed Capital projects for the next fiscal year in form and content acceptable to Lender, which shall be an Event of Default if not provided within 30 days after said report is due.

Section 6.7.2 Monthly Financial Statements. As soon as available, but in no event later than 30 days after the end of each month, GAAP-based financial statements for that month and for year-to-date since the last fiscal year end, such report certified complete and correct from a source acceptable to Lender, which shall be an Event of Default if not provided within 30 days after said report is due.

Section 6.7.3 Monthly Production/Position Reports. As soon as available, but in no event later than 30 days after the end of each month, a report of Borrower's ethanol, distillers and corn oil production and a report of all open commodity positions, such reports certified complete and correct by a source acceptable to Lender, which shall be an Event of Default if not provided within 30 days after said report is due.

Section 6.7.4 Additional Information. Such other information respecting the condition or operations, financial or otherwise of Borrower or such other information relating to Borrower as any Lender may from time to time reasonably request.

Section 6.8 Account Authorization. Borrower will require the financial or other institutions with which it maintains or has maintained depository and operating accounts to promptly provide such information concerning Borrower, its financial condition and any transactions as Lender may from time to time request. Borrower hereby authorizes such institutions to directly provide to Lender such information as Lender may request.

Section 6.9 Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, transfers, assignments, authorizations to release information, or documents relating to the Collateral, and such other instruments or documents as Lender may request, in order that the full intent of this Agreement may be carried into effect.

Section 6.10 Financial Covenants. Borrower agrees to maintain sufficient capital resources, as determined by Lender's valuation of Borrower's assets in accordance with GAAP and full disclosure of Borrower's liabilities such as to maintain the following financial covenants at all times. In the event that Borrower fails to comply with said covenants and said failure continues for 30 days from the date financial statements become due under this Agreement, Lender may deem said failure an Event of Default.

Section 6.10.1 Working Capital. Borrower agrees to maintain continuous Working Capital (Current Assets minus Current Liabilities) of not less than $5,000,000.00 at all times.

Section 6.11 Compliance Certificate. Borrower agrees to provide Lender with a Compliance Certificate showing or certifying compliance with the aforesaid reporting requirements as of date and as of the last day of each month

(Reporting Period) thereafter, in accordance with the Certificate attached herein as Exhibit 'B'. Such Certificate shall be provided to Lender within 30 days following the end of each Reporting Period, and shall be in default if not provided within 30 days after said Certificate is due..

Section 6.12 Borrowing Base. Borrower agrees to maintain a minimum margin between the value and advance rate of certain secured assets and the amount of certain liabilities (Borrowing Base). Said margin will be computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as Exhibit 'C'. Lender shall have the right, in sole discretion, to adjust any values set forth in the Borrowing Base Report and such adjusted values will be the values for the determination of the Borrowing Base. No item shall be included in the Borrowing Base Report if such item is subject to any Lien, claim or security interest (other than that granted to Lender.)

Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s), commencing May 31, 2013. Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory of Borrowing Base Assets and Borrowing Base Liabilities current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than 30 days following the Report Date, by ordinary mail or electronic transmission and shall be in default if not provided within 30 days after said Borrowing Base Report is due.

THE TOTAL BORROWING BASE LIABILITIES SHALL NOT EXCEED THE BORROWING VALUE OF THE TOTAL BORROWING BASE ASSETS AND LENDER SHALL NOT BE REQUIRED TO MAKE ADVANCES EXCEEDING THE BORROWING BASE.

Upon receipt of the Borrowing Base Report, Lender will determine Borrower's credit availability based on the value of the inventory and assets owned by Borrower on each Report Date and whether Borrower is in compliance with their Borrowing Base. Should the total Borrowing Base Liabilities exceed the Borrowing value of total Borrowing Base Assets, Borrower agrees to restore compliance with the Borrowing Base margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem adequate to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the total Borrowing Base Liabilities to an amount equal to or less than the borrowing value of the total Borrowing Base Assets within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.

Section 6.13 Assignment of Hedging and Investments Accounts. Borrower agrees to notify Lender of any new hedging account or Investment Account promptly upon creating the same. Borrower agrees to assign Lender all hedging accounts and Investment Accounts and take such other actions as Lender requests to perfect Lender's security interest in Borrower's right to the accounts.

Section 6.14 Assignment of Deposit Accounts. Borrower shall notify Lender of any new Deposit Accounts promptly upon creating the same. Borrower shall assign to Lender all Deposit Accounts and take such other actions as Lender requests to perfect Lender's security interest in Borrower's right to the accounts.

ARTICLE 7 - NEGATIVE COVENANTS

Borrower covenants and agrees that as long as the Loan remains unpaid, they will comply with the following requirements, unless Lender shall otherwise consent in writing.

Section 7.1 No Material Change. Borrower will not adopt any material change in accounting method or principles, unless approved by Lender; will not adopt, permit or consent to any change in its fiscal year; and will not enter into any contract, agreement or transaction affecting the Collateral or the Loan which would have a Material Adverse Effect.

Section 7.2 No Other Business. Borrower will not engage in any material respects in any business activity or operations materially different from that presently engaged in by Borrower and will not purchase, lease or otherwise acquire assets not related to or used in its business.

Section 7.3 Transactions with Subsidiaries. Borrower will not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary, except in the ordinary course and pursuant to the reasonable requirements of Borrower's business.

Section 7.4 Transactions with Affiliates. Borrower will not enter into any transaction, including without limitation, the purchase, sale, lease or exchange of any property, or the rendering of any service, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arms-length transaction with a person not an Affiliate of Borrower.

Section 7.5 Consolidation and Merger. Borrower will not, and will not permit any Subsidiary to, consolidate with or merge with any entity, or acquire all or substantially all of the assets of any person or entity, nor shall Borrower change its business form, provided that Borrower or any Subsidiary may acquire the assets of any person or entity if there has been no Event of Default or Potential Default and shall not be after giving effect to said acquisition, and that said acquisition shall not result in a Material Adverse Effect .

Section 7.6 Transfer of Assets. Borrower will not sell, assign (by operation of law or otherwise) transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Borrower deliver actual or constructive possession of the Collateral to any other person or entity, other than in the ordinary course of business as presently conducted and at fair market value and which are either replaced or are no longer necessary or useful for the business conducted by Borrower.

Section 7.7 Liens. Borrower will not create, incur, assume or permit to exist, any Lien except Permitted Liens.

Section 7.8 Indebtedness. Borrower will not create, incur, assume, guaranty, permit or suffer to exist any Indebtedness or otherwise become liable with respect to the obligations or liabilities of any person or entity, except (i) Permitted Indebtedness, as listed on Schedule 7.8; (ii) Indebtedness of Borrower arising under this Agreement; (iii) Indebtedness existing prior to the date of this Agreement that has been disclosed in writing to Lender; (iv) Subordinated Debt, as herein defined; (v) trade payables of Borrower incurred in the ordinary course of business; (vi) term indebtedness to other creditors not to exceed $1,000,000.00 in the aggregate, that is either secured by a lien subordinated to Lender or a lien position acceptable to Lender; and (vii) operating and capital leases with annual payments not exceeding $100,000.00 in the aggregate, with additional allowance for any rail car lease commitments.

Section 7.9 Loans, Advances, Guarantees and Investments. Without the prior written consent of Lender, Borrower will not make, or permit any Subsidiary to make, any loans or advances to, or guarantees of, or otherwise become liable, or permit any Subsidiary to become liable, with respect to (other than guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business), or investments in, or permit to exist, or allow any Subsidiary to permit to exist, any loans or advances to, or such guarantees or other such liabilities with respect to, or such investments in, any Person, except: (1) loans, advances, guarantees and investments existing prior to the date of this Agreement which have been disclosed to Lender in writing, and provided, however, that the Borrower may make additional investments not to exceed an aggregate amount of $1,000,000.00 in each fiscal year from and after the date of this Agreement; and (ii) trade credit extended in the ordinary course of business.

Section 7.10 Subordinated Debt. Borrower will not make payments on account of any existing Subordinated Debt and shall not incur any additional Subordinated Debt except to the extent permissible under the agreement by which such Subordinated Debt is subordinated to the Loan. Borrower shall not amend, supplement, or otherwise modify any provisions of the Subordinated Debt agreement, and shall not refinance any portion of the Subordinated Debt, except on terms no less favorable to Borrower and Lender.

Section 7.11 Capital Spending. Borrower will not make capital expenditures during any fiscal year from any source of funds available, which exceed $2,000,000 in the aggregate. Capital expenditures shall include both capital leases and operating leases.

Section 7.12 Distribution and Withdrawals. Borrower will not distribute any profits, make any loans, declare or pay any dividends, distribute earnings, allow any draws, or make other distributions to its shareholders or equity holders of Borrower or apply any assets to the redemption, retirement, purchase or other acquisition of any such equity interests. However, if no Event of Default exists or Potential Default shall arise from such payments and distributions, Borrower may pay dividends and distributions so long as the Working Capital remains above $9,000,000.00 on a post-distribution basis.

Section 7.13 No Change in Management or Control. Borrower will not make any change in present Management or Control of its business or of the Collateral.

Section 7.14 Material Contracts. Borrower will not enter into or make any material changes to any Material Contracts, without Lender's prior written consent.

ARTICLE 8 - EVENTS OF DEFAULT

Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an event of default ("Event of Default") hereunder:

Section 8.1.1 Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement any principal of or interest on any Loan or any fee or other cost owing to Lender under the Agreement.

Section 8.1.2 Breach of Warranty or Representation. Any representation or warranty made by Borrower under or in connection with this Agreement or any financial statement given by Borrower, which shall prove to have been materially misrepresented on or as of the date made or given.

Section 8.1.3 Insolvency. Borrower or any guarantor shall: (I) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; or (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses, or (vii) have an involuntary bankruptcy petition filed against Borrower, and such petition remains undismissed for more than 30 days.

Section 8.1.4 Execution. Any writ of execution or attachment or any judgment lien shall be issued against any property of Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

Section 8.1.5 Suspension. Borrower shall voluntarily suspend, without just cause, the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct Borrower's business resulting in a Material Adverse Effect.

Section 8.1.6 Impairment of Guaranty. There shall occur any event that would impair any guaranty given in connection with the Loan or cause the guaranty to become unenforceable by Lender.

Section 8.1.7 Due on Sale. Except as permitted under Article 4 herein, there shall occur, without Lender's prior written consent, the sale, transfer or further encumbrance of any item of Collateral, other than in the ordinary course of business.

Section 8.1.8 Material Adverse Change. If there occurs a Material Adverse Effect in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Loan or there is a material impairment of the value or priority of Lender's security interest in the Collateral.

Section 8.1.9 Change in Ownership. There shall occur a change affecting the Control of Borrower.

Section 8.1.10 Impairment of Collateral. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed resulting in a Material Adverse Effect.

Section 8.1.11 Performance Under This Agreement. Borrower or any guarantor shall fail in any material respect to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Loan Documents or any other document or agreement executed by Borrower with or in favor of Lender, not specifically mentioned above and capable of being remedied by Borrower and any such failure shall continue unremedied for more than 30 days after written notice from Lender to Borrower of the existence and character of such Event of Default.

Section 8.2 Cross Default/Cross Collateralization. The Loans and Loan Documents, as well as any other contract obligation or Debt Borrower may now or in the future have with Lender, are expressly cross-defaulted. Declaration of default under any Loan described herein or any other contract obligation or Debt Borrower may have with Lender or Lender's Affiliate may, at Lender's option, cause all Loans and such other contract obligations to be declared in default, charged interest at the default rate and become immediately due and payable. The Collateral, whether real or personal property, and whether secured by mortgage, deed of trust, or by security agreement/financing statement, shall secure payment of all the Loans, or any of them. The Loans are hereby cross-collateralized and none of the Collateral shall be released until all of said Loans are paid in full.

Section 8.3 Remedies on Default. Upon the occurrence of any Event of Default, Lender may, at its sole discretion, do any of the following:

Section 8.3.1 Acceleration. Declare any or all of Borrower's Loans, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

Section 8.3.2 Default Interest. If any principal, interest, or Advance is past due, regardless of the length of time, or if there is any failure to comply with any covenant, condition, or agreement contained in this Agreement, or in any Collateral Agreement, or other document, given to secure payment of the Loan, then, at the election of Lender, all principal, all accrued interest thereon and all advances will become immediately due and payable without demand and the whole will bear interest at the Default Rate from and including the date of election to but excluding the date paid. Any reasonable attorney fees (to the extent allowed by law), costs, or expenses incurred and advanced by Lender to enforce collection of the Loan will be added to the principal and bear interest at the Default Rate from the date of advance to but excluding the date paid. At Lender's option, any Event of Default may allow Lender to charge interest on all principal, all accrued interest thereon, and all advances at the Default Rate without declaring the Loan immediately due and payable.

Section 8.3.3 Cease Extending Credit. Cease making Advances or otherwise extending additional credit to or for the account of Borrower under this Agreement or under any other agreement now existing or hereafter entered into between Borrower and Lender.

Section 8.3.4 Termination. Terminate this Agreement as to any future obligation of Lender without affecting Borrower's Obligations to Lender or Lender's rights and remedies under this Agreement or under any other document, instrument or agreement.

Section 8.3.5 Protection of Security Interest. Make additional or protective advances and do such acts as Lender, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. Such additional or protective advances may be made to protect the Collateral, including but not limited to, payment of insurance premiums and taxes, as well as payments to protect the Collateral from claims of other creditors, diminution in value, waste, destruction or abandonment. Such advances may be added to the Loan and will, at Lender's option, be immediately due and payable and bear interest at the Default Rate from the date advanced to but excluding the date paid. Borrower hereby irrevocably authorizes Lender to pay, purchase, contest or compromise any encumbrance, lien or claim which Lender, in its sole judgment, deems to be prior or superior to its security interest. Further, Borrower hereby agrees to pay to Lender, upon demand, all expenses (including reasonable attorney's fees) incurred in connection with the foregoing.

Section 8.3.6 Foreclosure. Enforce any security interest or lien given or provided for under this Agreement or under any Collateral Agreement or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as Lender, in its sole judgment, deems to be necessary or appropriate and Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, Lender is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with Borrower's records pertaining thereto, or Lender may require the records be made available to Lender at a place designated by Lender. If any part of the Collateral is accounts receivable, Lender may notify at any time the account debtor to make payment thereon directly to Lender and may take control of the cash and noncash proceeds of any such accounts. Lender may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as Lender determines in its sole judgment to be commercially reasonable. Any deficiency that exists after the disposition or liquidation of the Collateral shall be a continuing liability of Borrower to Lender and shall be immediately paid by Borrower to Lender.

Section 8.3.7 Non-Exclusivity of Remedies. Exercise one or more of Lender's rights set forth herein or exercise any and all rights or remedies granted to it under any Loan Document, by applicable law, or otherwise, including the right to accelerate the maturity of the Loan and to proceed against all or any portion of the Collateral, in any order. In addition, Lender may hold and set off and apply against the Loan any and all accounts or other property in the possession of or under the control of Lender. All rights and remedies granted to Lender under the Loan Documents or this Agreement or available under applicable law shall be deemed concurrent and cumulative and not alternative remedies, and Lender may proceed with any number of such remedies at the same time until obligations of Borrower to Lender are paid and satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of any Event of Default, may proceed against Borrower at any time, with any available remedy and in any order.

Section 8.3.8 Application of Proceeds. All amounts received by Lender as proceeds from the disposition or liquidation of the Collateral shall be applied to the Loan as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of Lender's lien in the Collateral, including court costs and reasonable attorney's fees, whether or not suit is commenced by Lender; next, to those costs and expense incurred by Lender in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Loans; next, to the payment of the outstanding principal balance of the Loan; and last, to the payment of any other indebtedness owed by Borrower to Lender.

ARTICLE 9 - MISCELLANEOUS

Section 9.1 Entire Agreement and Amendments. This Agreement and all of the Loan Documents constitute the entire and complete understanding of the parties hereto and supersede all prior agreements and understandings relative to the subject matter hereof. It may not be effectively amended, changed, altered or modified, except in writing executed by all parties. To the extent the provisions contained in this Agreement are inconsistent with those contained in any of the other Loan Documents, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

Section 9.2 Survival. All representations, warranties, covenants and agreements herein contained on the part of Borrower shall survive the termination of this Agreement and shall be effective until the Loan is repaid and performed in full.

Section 9.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of any such provision.

Section 9.4 No Waiver; Cumulative Remedies. If Lender shall waive any power, right or remedy arising hereunder or under any applicable law, such waiver shall not be deemed to be a waiver upon the later occurrence or recurrence of any of said events. No failure or delay on the part of Lender in exercising any right, power or remedy under the Loan Documents, or in extending time for payment, accepting partial payment or release of any Collateral or proceeds of any Collateral, or failure to enforce strict compliance with any covenant or condition contained herein, shall operate as a waiver; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.5 Costs and Expenses. Borrower shall pay Lender's out-of-pocket costs and expense incurred in connection with the making or disbursement of the Loan or in the exercise of any of its rights or remedies under this Agreement, including, but not limited to, title insurance, legal fees, appraisal fees, architect or consultant's fees, Lender inspection fees and any other reasonable fees and costs for services that are not customarily performed by Lender's salaried employees and are not specifically covered by any commitment fee for the Loan. All such costs and expenses constitute obligations secured by the Collateral. The provisions of this Section shall survive the termination of this Agreement and the repayment of the Loan.

Section 9.6 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed to one or more of the individuals executing this Agreement on behalf of such party at the address appearing below the signature of such party, or to such other address as such party may designate for itself by like notice.

Section 9.7 Assignments and Participations. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that Borrower may not assign this Agreement, or any Advances made hereunder, or assign or delegate any of its rights or obligations, without the prior written consent of Lender. Lender shall have the right to sell participations in the Loan to any other entities without the consent of, or notice to, Borrower, provided that no such action by Lender shall relieve Lender of its obligations to make advances under the Loan when required by this Agreement. Lender may disclose to any participants or prospective participants any information or other data or material in Lender's possession relating to Borrower, any guaranty and matters pertinent to the Loan, without the consent of, or notice to, Borrower or any guarantor.

Section 9.8 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that may affect such party's rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning or legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received.

Section 9.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

Section 9.9.1 Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska, except to the extent that the law of any other jurisdiction applies as to the perfection or enforcement of Lender's security interest in or lien on any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

Section 9.9.2 Jurisdiction. Each Lender and Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in the State of Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified herein. Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of Lender to service legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or their property in the courts of other jurisdictions.

Section 9.9.3 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT.

Section 9.10 Headings. The headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in several counterparts and such counterparts together shall constitute one and the same instrument, each of which shall be deemed an original. The parties agree that the delivery of an executed copy of this Agreement by facsimile, electronic image or other means shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Agreement had been delivered. The parties shall provide to each other an executed counterpart original of this Agreement as soon as practicable after delivery of the facsimile thereof.

Section 9.12 Non-Business Day. If any payment of principal or interest shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

Section 9.13 No Third Party Beneficiaries. This Agreement, the Loan Documents and the advances and disbursements hereunder and thereunder are for the sole benefit of Lender and Borrower, and no third parties shall have any rights or benefits hereunder or thereunder, whether pursuant to any theory of third party beneficiary or otherwise.

Section 9.14 Set Off. Any funds of Borrower held by Lender in any account are subject to applicable policies and procedures as may be adopted by Lender from time to time. Borrower grants Lender a security interest in all of said funds and may exercise the right to apply these funds against any Loan.

Section 9.15 Disbursement Authorization. Any person executing this Agreement on behalf of Borrower is authorized to request, accept, receive, and receipt for all or any portion of the proceeds of the Loans or of any refinance, conversion, extension, additional loan, reamortization or revision of the same and to execute and approve all agreements required by Lender in the disbursement of Loan proceeds. Such person, and/or authorized personnel as disclosed on Schedule 9.15, may initiate/request either by phone, in person or in writing disbursements in the form of check, internal transfer, wire or electronic transfer to the account specified by requestor, including any other loan account Borrower may have with Lender. Lender is authorized to disburse or retain any amounts required to: purchase stock in Lender; pay any fees or charges required to be paid to Lender: pay other services provided by or through Lender; obtain any evidence of title to Collateral; satisfy any title requirements required to clear title or obtain Lender's required lien position on Collateral; and pay any letters of credit issued for or on behalf of Borrower.

Upon any verbal or written request of Borrower, or their authorized representative, for a wire transfer ("Payment Order") Lender shall wire transfer funds through AgriBank, FCB or other commercial bank chosen by Lender and qualified to execute the transfer, to an account identified in the verbal or written instructions. Wire instructions are to be sufficiently complete to allow Lender to execute the Payment Order and will include, at a minimum, the name and number of beneficiary financial institution, any intermediary financial institutions as applicable, and a beneficiary name and account number. Every receiving or beneficiary financial institution may rely on the identifying number to make payment even if it identifies a financial institution, person, or account other than the one named. Lender will accept the wiring instructions as provided to it and is under no obligation to verify the authenticity or accuracy of the instructions.

Borrower is liable for all losses relating to unauthorized transactions which do not result solely from the gross negligence or intentional misconduct by Lender.

All wire transfers will be made in U.S. Dollars unless otherwise specified in the wiring instructions. For wire transfers requested by Borrower in a foreign currency, Borrower agrees to accept and bear the foreign exchange risk for converted currency. Borrower acknowledges delays in beneficiary's receipt of wire transfers to foreign banks and agrees to hold harmless Lender against such delays.

Borrower agrees to repay all Payment Orders made by wire transfer in accordance with the terms and conditions of the Credit Agreement and other Loan Documents. Lender will have no obligation to execute wire transfer payment order at the request of Borrower or an authorized representative of Borrower if such disbursement would result in any indebtedness of Borrower being in excess of Loan to Borrower.

Section 9.16 Confidentiality; Sharing Information. Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with Lender's customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to any prospective purchasers under Section 9.7 herein, (iii) as required under the Regulations of the Farm Credit Administration, (iv) to any guarantors of the Loan or third parties pledging collateral as security for the Loan, and (v) to any persons executing this Agreement on behalf of any Borrower or other persons authorized by Borrower to receive confidential information as set out in the Schedule of Authorized Persons attached to this Agreement as Schedule 9.16 or as otherwise authorized in writing by Borrower on a form approved by Lender. Such authorization shall survive the repayment of the Loan(s) and the termination of this Agreement and can only be revoked by written notice to Lender.

Section 9.17 Anti-Terrorism Laws. To the best of its knowledge, neither Borrower nor any of its Affiliates is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the "Executive Order") or (iii) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq (collectively, "Anti-Terrorism Laws").

Section 9.18 Drafts. Lender may make credit line drafts ('Drafts') available to Borrower as one means of making

Advances under Loan Facility A (Loan). Borrower agrees that Borrower will only write Drafts prior to the Maturity Date and within the Maximum Principal Balance of the Loan for an approved Loan purpose and so long as there is no Event of Default under the Loan Documents or that there is no event that Borrower knows of that will ripen into an Event of Default. Borrower understands and agrees that any Draft written prior to the Maturity Date will be considered to be an Advance under the Loan and will be fully due and payable under the terms and conditions of the Loan and Loan Documents. Lender will honor Drafts presented to Lender for payment under the terms and conditions described herein unless Lender is notified otherwise by Borrower. Lender may refuse payment on all Drafts that do not meet the terms and conditions concerning Drafts contained herein or the Loan Documents. Provided, however, notwithstanding anything to the contrary herein or in the Loan Documents, in the event of any Event of Default or in the event of any Material Adverse Effect, as Lender may determine, Lender may upon prior notice to Borrower, terminate any right of Borrower to use Drafts on this Loan and refuse payment of all Drafts. Lender also retains the right to make changes to the procedures governing the use of Drafts at any time.

Lender is not obligated to inquire whether Borrower(s) have issued specific directions for any particular Draft or to determine whether Borrower(s) have received the benefit of the proceeds of any particular Draft before honoring such a Draft. Lender reserves the right to revoke all future Draft privileges without notice to Borrower(s) in the event of an overdraft and the right to reject Drafts that are not written for purposes specified in the loan documents or pursuant to these terms and conditions. Borrower(s) are responsible for all advances obtained via Drafts signed by any person Borrower(s) allow to use such Drafts, even if such Drafts are for more than Borrower(s) intended. Borrower(s) agree to immediately notify Lender in the event one or more Drafts are lost, stolen, destroyed or otherwise misused and to indemnify Lender and hold Lender harmless from any loss or claim if any Draft is lost, stolen, forged, altered or otherwise misused if Lender did not have notice of the same at least one Business Day prior to honoring such Draft.

Section 9.19 Paver of Record. Dakota Ethanol, L.L.C. is identified as the primary borrower/payer of record on behalf of all Borrowers under this Agreement to accept and receive tax notices and any dividend, patronage, or other distributions declared by Lender.

Section 9.20 Multiple Borrowers. If there is more than one Borrower, each Borrower agrees that it is jointly and severally, directly, and primarily liable to Lender for payment in full of the Obligations and that such liability is independent of the duties, obligations, and liability of each and all of the other joint and several Borrowers. Lender may bring a separate action or actions on the Obligations against each, any, or all of Borrowers, whether action is brought against any other or all of such Borrowers or any one or more of Borrowers is or is not joined therein. Each Borrower agrees that any release that may be given by Lender to any one or more of Borrowers or any guarantor of the Obligations shall not release any other Borrower from its obligations hereunder.

Section 9.21 IRS Declaration. The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that 1/we am/are no longer subject to backup withholding. I/we aim/are a U.S. person (including U.S. resident alien):
Dakota Ethanol, LLC 46-0453735

SECTION 9.22 CREDIT AGREEMENT IN WRITING. A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTON FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.

BORROWER:

Dakota Ethanol, L.L.C.,
a South Dakota limited liability company

By: /s/ Scott Mundt
Scott Mundt, Chief Executive Officer

Address for Notice: P.O. Box 100, Wentworth, South Dakota 57075

LENDER:

Farm Credit Services of America, PCA
Farm Credit Services of America, FLCA

By: /s/ Kathryn J. Frahm
Kathryn J. Frahm, Vice President

Address for Notice: P.O. Box 2409, Omaha, Nebraska 68103